Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-276766) and Form S-8 (No. 333-145685, 333- 170286, 333-183075, 333-197971, 333-213850, 333-233531, 333-266727 and 333-266728) of American Superconductor Corporation of our report dated March 26, 2024, relating to the combined balance sheets of Megatran Industries, Subsidiaries and Affiliate as of December 31, 2023 and 2022, the combined statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2023 and 2022, and the related notes to the combined financial statements, which report appears in the Current Report on Form 8-K/A of American Superconductor Corporation dated August 6, 2024.

/s/ Kreischer Miller

100 Witmer Road, Suite 350

Horsham, PA 19044-2369

August 6, 2024